Exhibit 10.5
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (the “Agreement”) is entered into this 23rd day of May, 2011 by and between COMMERCIAL METALS COMPANY, a Delaware corporation (the “Employer” or “Company”) and MURRAY R. McCLEAN (the “Executive”). The Employer and Executive are collectively referred to as the “Parties,” and individually as a “Party.”
R E C I T A L S:
     WHEREAS, the Employer and Executive entered into the original Agreement as of May 23, 2005, and amended the Agreement as of September 1, 2006, April 7, 2009, December 31,2009 and April 7, 2011;
     WHEREAS, the Employer and Executive desire to set forth certain terms with respect to Executive’s continued employment; and
     WHEREAS, the Parties desire to amend and restate the original Agreement, as amended, to reflect the terms of the desired employment relationship and the ongoing responsibilities of Executive;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:
     1. Purpose. The purpose of this Agreement is to formalize the terms and conditions of Executive’s employment with Employer. This Agreement cannot be amended except by a writing signed by both Parties.
     2. Definitions. For the purpose of this Agreement, the following words shall have the following meanings:
     (a) “Affiliate” or “Affiliates” shall mean any corporation, partnership, joint venture, association, unincorporated organization or any other legal entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Employer.
     (b) “Cause” shall mean: (1) any breach by Executive of any material provision of this Agreement; (2) any act of Executive constituting a felony or otherwise involving theft, embezzlement, fraud, or gross dishonesty; (3) any act by Executive involving moral turpitude or willful misconduct that, in the good faith judgment of the Board of Directors of the Employer either (i) causes material economic harm to the Employer or its Affiliates, (ii) brings substantial discredit to the reputation of the

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Employer or any Affiliate, or (iii) damages or interferes with the relationships of the Employer or any Affiliate with any of their customers, suppliers, employees or other agents; (4) gross negligence on the part of Executive in the performance of his duties as an employee, officer, or director of Employer or any Affiliate; (5) Executive’s breach of his fiduciary obligations to Employer, or (6) any chemical dependence of the Executive which adversely affects the performance of his duties and responsibilities to Employer.
     (c) “Change of Control” shall mean any of the following: (i) any consolidation, merger or share exchange of the Employer in which the Employer is not the continuing or surviving corporation or pursuant to which shares of the Employer’s Common Stock would be converted into cash, securities or other property, other than a consolidation, merger or share exchange of the Employer in which the holders of the Employer’s Common Stock immediately prior to such transaction have the same proportionate ownership of Common Stock of the surviving corporation immediately after such transaction; (ii) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Employer; (iii) the stockholders of the Employer approve any plan or proposal for the liquidation or dissolution of the Employer; (iv) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (x) at the date of this Agreement were directors or (y) become directors after the date of this Agreement and whose election or nomination for election by the Employer’s stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of this Agreement or whose election or nomination for election was previously so approved; (v) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of an aggregate of 20% of the voting power of the Employer’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the 1934 Act) who beneficially owned less than 15% of the voting power of the Employer’s outstanding voting securities on the date of this Agreement, or the acquisition of beneficial ownership of an additional 5% of the voting power of the Employer’s outstanding voting securities by any person or group who beneficially owned at least 15% of the voting power of the Employer’s outstanding voting securities on the date of this Agreement, provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change of Control hereunder if the acquiror is (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Employer and acting in such capacity, (y) a Subsidiary of the Employer or a corporation owned, directly or indirectly, by the stockholders of the Employer in substantially the same proportions as their ownership of voting securities of the Employer or (z) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or (vi) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Employer to a case under Chapter 7.
     (d) “Confidential Information” means information (1) disclosed to or known by Executive as a consequence of or through his employment with Employer or

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any Affiliate; (2) not generally known outside Employer or its Affiliates; and (3) which relates to any aspect of Employer’s or any Affiliate’s business, research, or development. “Confidential Information” includes, but is not limited to, Employer’s and any Affiliate’s trade secrets, proprietary information, business plans, marketing plans, financial information, compensation and benefit information, cost and pricing information, customer contacts, suppliers, vendors, and information provided to Employer or any Affiliate by a third Party under restrictions against disclosure or use by Employer or others.
     (e) “Conflict of Interest” means any situation in which the Executive has two or more duties or interests which are mutually incompatible and may tend to conflict with the proper and impartial discharge of the Executive’s duties, responsibilities or obligations to Employer, including but not limited to those described in Employer’s Policy of Business Conduct and Ethics (the “Policy”) which Executive has either not disclosed to the Board of Directors of the Company or has disclosed and not been granted a waiver under the provisions of such Policy.
     (f) “Exit Date” shall mean the first to occur of (i) termination of Executive’s employment without Cause by the Employer, (ii) expiration of this Agreement on August 31, 2012, (iii) termination of this Agreement for Good Reason by Executive and (iv) the date mutually agreed pursuant to Section 6(e).
     (g) “Good Reason” shall mean the occurrence, without Executive’s written consent, of any of the following events: (1) a breach of any material provision of this Agreement by Employer; (2) except as otherwise provided or permitted herein, a significant reduction in the authorities, duties, responsibilities, and title of the Executive as set forth in this Agreement; or (3) Employer’s requiring the Executive, without his consent, to be employed at a location more than fifty (50) miles from the Employer’s present office location in Dallas, Texas.
     3. Duration. This Agreement shall, unless earlier terminated pursuant to its terms, continue through August 31, 2012.
     4. Duties and Responsibilities.
     (a) From the date hereof through and including August 31, 2011, Executive shall diligently render his services to Employer as Chief Executive Officer in accordance with Employer’s directives, and shall use his best efforts and good faith in accomplishing such directives. Executive shall report directly to the Board of Directors of the Company. Executive agrees to devote his full-time efforts, abilities, and attention (defined to mean not normally less than forty (40) hours/week) to the business of Employer, and shall not engage in any activities which will interfere with such efforts. Effective as of September 1, 2011, Executive agrees to and shall transfer the role, duties and responsibilities of the Chief Executive Officer as directed by the Board of Directors. Executive acknowledges

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and agrees that, at the direction of the Board of Directors, his duties as Chief Executive Officer may be transitioned to others in advance of the referenced date, that he will cooperate in such transition, and that such transition will be in keeping with and not violate the terms of this Agreement.
     (b) From September 1, 2011 through and including August 31, 2012, Executive shall serve as Chairman of Employer’s Board of Directors, and shall render services to Employer consistent with (i) his fiduciary duties as a director, (ii) Employer’s policies as may have been or may be in the future promulgated by the Board of Directors and (iii) those services generally provided by the Chairman of the Board of a company substantially similar to the Employer; provided, however, that Executive’s service as Chairman may be terminated at any time for any reason by the Board of Directors; provided, further, that any such early termination shall not affect any other provision or benefit contained herein, and such early termination shall specifically provide for the termination benefits in Paragraph 7(b).
     5. Compensation and Benefits. In return for the services to be provided by Executive pursuant to this Agreement, Employer agrees to pay Executive as follows:
     (a) From the date hereof through and including August 31, 2011, Executive shall continue to receive, pro rata, an annual base salary of eight hundred and fifty thousand dollars ($850,000.00) paid according to Employer’s regular payroll practices. From September 1, 2011 through and including August 31, 2012, Executive shall receive an annual base salary of four hundred thousand dollars ($400,000) paid according to Employer’s regular payroll practices. The amounts set forth in this Section 5(a) may be increased at the sole discretion of the Compensation Committee of Employer’s Board of Directors, but cannot be decreased without Executive’s written consent; however the Executive may voluntarily decrease his salary at any time.
     (b) Bonus. Executive shall be eligible to receive a bonus (the “Bonus”) for the fiscal year of Employer ending August 31, 2011. The amount of the Bonus shall be determined by, and in the sole discretion of, the Compensation Committee of the Board of Directors, in accordance with established Plans, policies, and practices, and shall be based upon its evaluation of Executive’s performance during the fiscal year and such other factors or criteria as it may, in its sole discretion, consider. The Bonus, if any, shall be paid in a lump sum, as soon as practicable following August 31, 2011, but in no event later than November 30, 2011.
     (c) Payment and Reimbursement of Expenses. Employer shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by Executive in performing his obligations under this Agreement in accordance with the policies and procedures of the Employer provided that Executive properly accounts therefore in accordance with such policies and procedures.

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     (d) Fringe Benefits and Perquisites. Executive shall be entitled to participate in or receive benefits under any plan or arrangement generally made available to the employees or executive officers of Employer, all subject to and on a basis consistent with the terms, conditions, and overall administration of such plans and arrangements and as approved by the Compensation Committee of the Board of Directors of the Company in its sole discretion. Executive shall, during his remaining tenure, continue to be eligible for LTIP payments pursuant to previously granted LTEP awards pursuant to the terms of such awards. To the extent permitted by law and the terms of Employer’s benefit plans, including Employer’s Profit Sharing and 401(k) Plan and Benefit Restoration Plan, prior service by Executive with a subsidiary of Employer shall be credited as service with Employer for purposes of vesting of any benefit. Employer shall furnish Executive with an automobile for the duration of this Agreement consistent with Employer’s policies on automobiles furnished senior corporate executives.
     (e) Vacations. In accordance with the policies of Employer, Executive shall be entitled to the number of paid vacation days in each calendar year determined by Employer from time to time for its employees generally, but not fewer than twenty (20) business days in any calendar year (prorated in any calendar year in which Executive is employed hereunder for less than the entire year in accordance with the number of days in such calendar year during which Executive is so employed).
     (f) Health Care Coverage. Through August 31, 2012, Employer shall (to the extent Executive elects to participate in such coverage where optional) provide life insurance coverage, disability insurance, and hospital, surgical, medical, and dental benefits for Executive and his qualified dependents, all on such terms as Employer normally provides such benefits for its salaried employees and dependents. From September 1, 2012 through February 28, 2014, and provided Executive elects and receives COBRA coverage, Employer shall pay for such coverage on Executive’s behalf. From February 28, 2014 through February 28, 2015, Employer shall provide reimbursement of premiums for medical plan coverage obtained by Executive similar in its provisions to that provided by Employer up to $2,500 per month or, if Executive is unable to obtain coverage under a medical insurance plan, then reimbursement of actual medical expenses. In no event, however, shall such reimbursements exceed $25,000 in total during 2014 and $5,000 in total during 2015, subject to a gross-up of such amount by Executive’s then-current tax rate; provided, however, that (A) if Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Executive’s spouse), the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (B) the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (C) the reimbursement of an eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred;

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and (D) Executive’s rights pursuant to this Section 5(f) shall not be subject to liquidation or exchange for another benefit.
     6. Termination.
     (a) Executive’s employment and this Agreement will terminate upon his death, or if, owing to physical or mental impairment, he is unable to perform the functions of his position with reasonable accommodation for four (4) consecutive months, or for a total of six (6) months during any twelve (12) month period.
     (b) Employer may terminate Executive’s employment and this Agreement at any time (i) without notice for Cause, in which case the severance provided for in Paragraph 7(c) shall apply or (ii) following thirty (30) days written notice to Executive without Cause, in which case the severance provided for in Paragraph 7(b) shall apply. If Employer is terminating Executive’s employment for Cause pursuant to Section 2(b)(1) of the definition thereof and the Board of Directors determines, in its sole discretion, that such material breach may be cured or rectified, then prior to terminating the Agreement for Cause, Employer shall give Employer thirty (30) days advance written notice of its intent to terminate for Cause and the grounds therefore, such that Executive has the opportunity to cure and/or rectify the alleged breach. Only if Executive has not cured the alleged breach prior to the expiration of thirty (30) days may Employer terminate for Cause.
     (c) Executive may terminate his employment and this Agreement upon thirty (30) days written notice to Employer, in which case, the severance provided for in Paragraph 7(c) shall apply. In the event Executive terminates his employment in this manner, he shall remain in Employer’s employ subject to all terms and conditions of this Agreement for the entire thirty (30) day period unless instructed otherwise by Employer.
     (d) Executive may terminate this Agreement for Good Reason. Prior to terminating the Agreement for Good Reason, Executive must give Employer thirty (30) days advance written notice of his intent to terminate for Good Reason and the grounds therefore, such that Employer has the opportunity to cure and/or rectify the alleged breach, provided that such notice to terminate must be given no later than ninety (90) days from the initial existence of such Good Reason condition. Only if Employer does not cure the alleged breach at the end of thirty (30) days may Executive terminate for Good Reason, in which case, the severance provided for in Paragraph 7(b) shall apply.
     (e) Employer and Executive may mutually agree to terminate this Agreement at any time, in which such case, the severance provided for in Paragraph 7(b) shall apply.
     7. Severance. Executive shall be entitled to the following compensation upon termination of his employment resulting from:

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     (a) Termination Resulting From Death or Disability. In the event Executive’s employment and this Agreement are terminated as a result of his death or disability on or prior to the Exit Date, and such termination constitutes a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Executive or his estate shall be entitled to the following:
     (i) such life insurance or disability benefits as Executive may be entitled to pursuant to any life or disability insurance then maintained by the Employer for the benefit of its employees and executive officers and, in addition thereto, Employer shall pay a lump sum payment of fifty thousand dollars ($50,000.00) to Executive or his estate;
     (ii) in the event of Executive’s death or disability prior to September 1, 2011, a pro-rata share of Bonus in an amount as determined by the Compensation Committee of the Board of Directors in their sole discretion, payable no later than November 30 following the end of Employer’s fiscal year during which termination occurs;
     (iii) to the extent permitted by the terms and conditions of Employer’s 2006 Long-Term Incentive Plan or other applicable equity incentive plan(s) and to the extent authorized by the terms of each of Executive’s outstanding award or grant agreements entered into pursuant to such plan(s), immediate vesting of all stock appreciation rights, restricted stock, and/or stock options previously awarded Executive;
     (iv) to the extent permitted by the terms and conditions of the Profit Sharing and 401(k) Plan and Benefit Restoration Plan maintained by the Employer, crediting of any Employer contribution to the Executive’s account attributable to the plan year during which termination occurs and accelerated full vesting of any previously unvested Employer contributions to the Executive’s account in such plans; and
     (v) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
     (b) Termination Without Cause by Employer, Expiration or For Good Reason by Executive. On the Exit Date, and provided such termination constitutes a “separation from service” under Section 409A of the Code (“Section 409A”), Executive shall be entitled to the following:

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     (1) lump sum payment of $3,023,860;
     (2) accelerated vesting as of the Exit Date of all 55,000 PSUs granted on June 3, 2010 notwithstanding the vesting provisions of the applicable award agreement; provided, however, that delivery of the shares of Company common stock in settlement of such PSUs shall be delayed until the earlier of (i) the first day of the seventh month following the Exit Date or (ii) the Executive’s death;
     (3) accelerated vesting as of the Exit Date of any remaining unvested units of the 75,000 time-vested units granted on June 3, 2010 notwithstanding the vesting provisions of the applicable award agreement; provided, however, that delivery of the shares of Company common stock in settlement of such units shall be delayed until the earlier of (i) the first day of the seventh month following the Exit Date or (ii) the Executive’s death;
     (4) prorated vesting through the Exit Date of 42,580 time-vested units granted on January 18, 2011 in accordance with the applicable award agreement; provided, however, that no less than 21,290 of such units shall vest, notwithstanding the vesting provisions of the applicable award agreement; provided, further, that delivery of the shares of Company common stock in settlement of such units shall be delayed until the earlier of (i) the first day of the seventh month following the Exit Date or (ii) the Executive’s death;
     (5) the full grant of 63,870 PSUs granted on January 18, 2011 shall remain outstanding and eligible for vesting based on the Company’s achievement of the performance criteria specified in the applicable award agreement during the stated performance period, notwithstanding the provision of the award agreement mandating forfeiture of unvested units as of the Executive’s termination. If the performance criteria are satisfied, then the PSUs shall vest pro rata based on the number of days elapsed during the performance period prior to the Exit Date, but in no event shall less than 31,935 PSUs vest and pay out. Notwithstanding any provisions of the award agreement to the contrary, the PSUs shall pay out all in cash, and the Company agrees to use the closing stock price on the vesting date to value the award and to issue any amounts payable no later than sixty (60) days following the last day of the performance period;
     (6) payment of all Other Benefits; and
     (7) any payments under the Long-Term Incentive Plan (“LTIP”) for which Executive is eligible, including the LTIP programs covering the periods 2008-2011, 2009-2012 and 2010-2012, prorated through the Exit Date, in the standard practice for retirement from the Company.

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     (c) Termination for Cause. In the event Executive’s employment is terminated for Cause, Executive shall not be entitled to compensation.
     (d) Termination without Cause by Employer or for Good Reason by Executive within Twelve Months Following a Change of Control. If, within twelve months following a Change in Control, Executive’s employment is terminated by the Employer for any reason other than for Cause, death or disability or if Executive terminates employment for Good Reason during such twelve (12) month period, and such termination constitutes a “separation from service” under Section 409A of the Code, Executive shall be entitled to the following:
     (i) lump sum payment of two times Executive’s then current annual base salary;
     (ii) a cash payment in lieu of Bonus equal to two times the average annual Bonus received by Executive for the five year period ended with Employer’s last complete fiscal year prior to the Change of Control; and
     (iii) all those additional amounts described above in 7(a)iii, iv and v; and
     (iv) a continuation of Welfare Benefit Plans (as those terms are defined in the Employer’s form Executive Employment Continuity Agreement, a copy of which was filed with the Securities and Exchange Commission as Exhibit 10.1 to Commercial Metals Company’s Form 10-Q for the quarter ended February 28, 2006 (the “EECAs”)), in which the Executive or his dependents are participating immediately prior to the Executive’s termination date. The Executive’s participation in the Welfare Benefit Plans shall be for twenty four (24) months under terms at least as favorable to Executive as those contained in the EECAs. To the extent such benefits provided by the Employer are taxable to Executive, such benefits, for purposes of Section 409A of the Code, shall be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise exempt from Section 409A of the Code, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year, and the rights to such in-kind benefits shall not be subject to liquidation or exchange for another benefit.
     (e) Payment of Severance. In no event shall Executive be entitled to receive payments pursuant to more than one subsection of this Paragraph 7. Except as otherwise provided, all lump sum or cash payments due to Executive pursuant to this Paragraph 7, subject to Paragraph 17, shall be paid to Executive as soon as practicable following the Exit Date except that, in the case of payments pursuant to 7(a) as a result of disability (provided Executive is competent), 7(b), 7(d), and 7(e), at least 8 days following execution and delivery to Employer of a general release in the form attached hereto as

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Exhibit “A,” the provision of such an executed general release being a precondition to entitlement to such payments.
     8. Non-Competition, Non-Solicitation, and Confidentiality. Employer and Executive acknowledge and agree that while Executive is employed pursuant to this Agreement, he will have access to Confidential Information of Employer and its Affiliates, will be provided with specialized training on how to perform his duties; and will be provided contact with Employer’s and Affiliates’ customers and potential customers. In consideration of all of the foregoing, Employer and Executive agree as follows:
     (a) Non-Competition During Employment. Executive agrees that for the duration of this Agreement, he will not compete with Employer by engaging in the conception, design, development, production, marketing, sourcing or servicing of any product or service that is substantially similar to the products or services which Employer or any Affiliate provides, and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, etc., directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Employer or any Affiliate.
     (b) Non-Competition After Employment. Executive agrees that for a period of eighteen months after termination of his employment with Employer for any reason, he will not compete with Employer or any Affiliate by engaging in the conception, design, development, production, marketing, sourcing or servicing of any product or service that is substantially similar to the products or services which Employer or any Affiliate provides, and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, etc., directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Employer or any Affiliate.
     (c) Conflicts of Interest. Executive agrees that for the duration of this Agreement, he will not engage, either directly or indirectly, in any Conflict of Interest, and that Executive will promptly inform the Chairman of the Audit Committee of Employer’s Board of Directors as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to Employer any other facts of which Executive becomes aware which might involve or give rise to a Conflict of Interest or potential Conflict of Interest.
     (d) Non-Solicitation of Customers and Employees. Executive further agrees that for a period of eighteen months after the termination of this Agreement for any reason, he will not either directly or indirectly, on his own behalf or on behalf of others (i) solicit or accept any business from any customer or supplier or prospective customer or supplier with whom Executive personally dealt or solicited at any time on or after September 1, 1999 on behalf of Employer or any Affiliate, or (ii), solicit, attempt to

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hire, or hire any employees of Employer or any Affiliate to work for Executive or for any other entity, firm, corporation, or individual.
     (e) Confidential Information. Executive further agrees that he will not, except as Employer may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish, or otherwise disclose to any third party any Confidential Information or proprietary information of Employer or any Affiliate, or authorize anyone else to do these things at any time either during or subsequent to his employment with Employer. If Executive becomes legally compelled by deposition, subpoena or other court or governmental action to disclose any Confidential Information, then the Executive shall give Employer prompt notice to that effect, and will cooperate with Employer if Employer seeks to obtain a protective order concerning the Confidential Information. Executive will disclose only such Confidential Information as his counsel shall advise is legally required. Executive agrees to deliver to Employer, at any time Employer may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in electronic format on a computer hard drive, disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations or affairs of Employer or any Affiliates and any other Confidential Information that Executive may then possess or have under his control. This section shall continue in full force and effect after termination of Executive’s employment and after the termination of this Agreement for any reason, including expiration of this Agreement. Executive’s obligations under this section of this Agreement with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately and without breach by Executive of his obligations under this Agreement. It is understood that such Confidential Information and proprietary information of Employer and any Affiliate includes matters that Executive conceives or develops, as well as matters Executive learns from other employees of Employers or any Affiliate.
     (f) Breach. Executive agrees that any breach of Paragraphs 8(a), (b), (c), (d) or (e) above cannot be remedied solely by money damages, and that in addition to any other remedies Employer may have, Employer is entitled to obtain injunctive relief against Executive. Nothing herein, however, shall be construed as limiting Employer’s right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement. If the Executive is found to have violated Paragraph 8(b), the Parties agree that the duration of the non-competition period set forth therein shall be automatically extended by the same period of time that Executive is determined to have been in violation of the restriction.
     9. Assignment. This Agreement may be assigned by Employer, but cannot be assigned by Executive.

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     10. Binding Agreement. Executive understands that his obligations under this Agreement are binding upon Executive’s heirs, successors, personal representatives, and legal representatives.
     11. Notices. All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, addressed as follows:

If to Executive:	If to Employer:

Murray R. McClean	Lead Director
5323 Tennington Park	c/o Corporate Secretary
Dallas, Texas 75287	Commercial Metals Company
6565 N. MacArthur Blvd.
Suite 800
Irving, Texas 750397

with a copy to:	with a copy to:

Keith Clouse	General Counsel
1201 Elm Street	Commercial Metals Company
Suite 5200	6565 N. MacArthur Blvd.
Dallas, Texas 75270	Suite 800
Irving, Texas 75039
     12. Waiver. No waiver by either Party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.
     13. Severability. If any provision of this Agreement is determined to be void, invalid, unenforceable, or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect. Furthermore, any breach by Employer of any provision of this Agreement shall not excuse Executive’s compliance with the requirements of Paragraph 8 to the extent otherwise enforceable.
     14. Entire Agreement and Understanding. The terms and provisions contained herein shall constitute the entire agreement between the Parties with respect to Executive’s employment with Employer during the time period covered by this Agreement. This Agreement replaces and supersedes any and all existing agreements, including the existing Agreement and all amendments thereto, entered into between the Parties. The Parties represent and warrant that they have read and understood each and every provision of this Agreement, and that they are free to obtain advice from legal counsel of choice, if necessary and desired, in order to interpret any and all provisions of this Agreement, and that both Parties have voluntarily entered into this Agreement.

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     15. Effective Date. It is understood that this Agreement shall be effective as of the date hereof and that the terms of this Agreement shall remain in full force and effect both during Executive’s employment and where applicable thereafter.
     16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
     17. Section 409A; Delay of Severance Payments. To the extent (i) any post-termination payments to which Executive becomes entitled under this Agreement or any agreement or plan referenced herein constitute deferred compensation subject to Section 409A of the Code, and (ii) Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payment will not be made or commence until the earliest of (x) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (as such term is defined in the Treasury Regulations promulgated under Section 409A of the Code and any other guidance issued under Section 409A of the Code); and (y) the date of Executive’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Paragraph 17 will be paid to Executive or Executive’s beneficiary in one lump sum.
     18. Other Board Service. The Employer and Executive agree that Executive may, with the prior approval of the Board of Directors, accept and begin service on up to two public company boards of directors between September 1, 2011 and the Exit Date, provided Executive complies with his obligations under this Agreement and such service does not violate the provisions of Paragraph 8 hereof or otherwise appear contrary to the best interests of the Company as determined in the sole discretion of the Board of Directors.
     19. Acknowledgement. From and after the date of this Amended and Restated Agreement, any and all references to the Agreement shall refer to the Agreement as hereby amended and restated. For the avoidance of doubt, Employer and Executive acknowledge and agree that the matters contemplated by this Amended and Restated Agreement, including without limitation the changes in Executive’s title, responsibilities and compensation set forth herein, shall not constitute “Good Reason” for purposes of the Agreement.

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     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

EMPLOYER

COMMERCIAL METALS COMPANY

By: Name:	/s/ Anthony A. Massaro Anthony A. Massaro
Title:	Lead Director

By: /s/ Richard B Kelson

EXECUTIVE

/s/ Murray R. McClean

MURRAY R. McCLEAN

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EXHIBIT “A”

GENERAL RELEASE
     I, Murray R. McClean, in consideration of the promises given by Commercial Metals Company (the “Company”) in that certain Amended and Restated Employment Agreement dated the ____ day of___, 2011 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates (collectively, the “Released Parties”) to the extent provided below.
1.	I understand that the cash payments (“Severance Payments”) paid or granted to me under Section 7 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the Severance Payments specified in Section 7 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.	Except as specifically provided to the contrary in this General Release or the Agreement, I knowingly and voluntarily (for myself, my spouse, and my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, or any of my heirs, executors, administrators or assigns, may have, including without limitation any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (the “ADEA”); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; as amended; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees

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incurred in these matters (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any Claim or other right, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I acknowledge and understand that this General Release does not waive or release any rights or claims that I may have under the ADEA which arise after the date I execute this General Release, or any future rights or claims I may have under the Agreement. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including any claim under the ADEA).

5.	I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties for any claims arising prior to the date I sign this General Release of any kind whatsoever, including reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the foregoing, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

6.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any claim of the type described in paragraph 2 above as of the execution of this General Release. Notwithstanding the foregoing, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding of any government agency that does not acknowledge the validity of this General Release; provided, however, that I hereby disclaim and waive any right to share or participate in any monetary or other award resulting from the prosecution of such charge or investigation.

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7.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.	I agree that if I violate this General Release by suing the Company or the other Released Parties in regard to a Claim being released pursuant to this General Release, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9.	I agree to cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. I understand and agree that my cooperation may include making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me for reasonable travel expenses (including lodging and meals), provided such expenses are approved in advance in writing and upon my submission of receipts.

10.	I agree not to disparage the Company, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

11.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

12.	Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
(a)	I HAVE READ IT CAREFULLY;

(b)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN CHOOSING;

(e)	I HAVE BEEN GIVEN ALL TIME PERIODS REQUIRED BY LAW TO CONSIDER THIS GENERAL RELEASE, INCLUDING THE 21-DAY PERIOD REQUIRED BY THE ADEA TO CONSIDER THIS RELEASE BEFORE SIGNING. I UNDERSTAND THAT I MAY EXECUTE THIS GENERAL RELEASE LESS THAN 21 DAYS FROM ITS RECEIPT FROM THE COMPANY, BUT AGREE THAT SUCH EXECUTION WILL REPRESENT MY KNOWING WAIVER OF SUCH 21-DAY CONSIDERATION PERIOD.

(f)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT AND THAT NONE OF THIS GENERAL RELEASE, THE COMPANY’S OBLIGATIONS HEREUNDER OR ANY OF THE COMPANY’S OBLIGATIONS UNDER THE AGREEMENT THAT ARE CONDITIONED ON THE EXECUTION, DELIVERY OR EFFECTIVENESS OF THIS GENERAL RELEASE SHALL BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(g)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(h)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:
Murray R. McClean

Witness

Print name:

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